Exhibit 99.1

JEAN MIXER JOINS NXSTAGE BOARD OF DIRECTORS

LAWRENCE, Mass., November 9, 2012 — NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today announced the appointment of Jean Mixer to its Board of Directors.

Ms. Mixer is the Chief Executive Officer of mixerconsulting which focuses on helping organizations grow their business through strategic and governance work. She was formerly a partner at The Boston Consulting Group (BCG), a global strategy consulting firm, where she worked for over a decade. She has worked across the restructuring healthcare value chain including working with leading biopharmaceutical, medical device, pharmacy, insurance and integrated health care delivery networks. Prior to joining BCG, Ms. Mixer was an officer at JP Morgan in New York. She brings 25 years of public company experience.

Since 2006 Ms. Mixer has served as a Director on the Board of the Cambridge Trust Company, Chair of the Compensation Committee, and a member of the Executive Committee. She is also the Chair of the HR board committee for the Boys and Girls Clubs of Boston. Formerly, she served on the Business Round Table Committee on National Health Care Reform.

“We are delighted that Jean has joined the Board of Directors of NxStage Medical,” said Jeffrey Burbank, Chief Executive Officer, NxStage Medical, Inc. “Jean’s experience in strategic development within the healthcare industry, coupled with her business acumen, will bring additional valuable perspective to our Board. I look forward to her contributions as we advance NxStage’s growth strategy.”

“I am excited to join the Board of Directors of a health care company pioneering significant advancements in renal care,” stated Ms. Mixer. “NxStage’s innovative technologies have the potential to deliver life-changing outcomes for patients. NxStage’s solutions enable patients to do their dialysis treatments more frequently in home, aligning well with the increasing focus of policymakers, payers and healthcare providers on superior outcomes and more patient-centered care in the home.”

Ms. Mixer holds a Master’s Degree in Management from the Kellogg School of Management, Northwestern University. She holds a BS with honors from Boston College.

About the NxStage System One

The NxStage System One is the first and only truly portable hemodialysis system cleared for home use by the U.S. Food & Drug Administration (FDA). Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients’ homes and give patients the freedom to travel with their therapy. When combined with the NxStage Pureflow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, at home or on vacation. http://www.nxstage.com/.

About NxStage Medical

NxStage Medical, Inc. (Nasdaq:NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. NxStage is leading the development of the home hemodialysis market in the US with the only portable hemodialysis machine, the System One, cleared for home use by the FDA. For more information on NxStage and its products, please visit the company’s website at http://www.nxstage.com/.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those that are discussed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. NxStage is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.